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                                                                   EXHIBIT 10.50


              SEPARATION AGREEMENT, GENERAL RELEASE OF ALL CLAIMS,
                               COVENANT NOT TO SUE


         THIS SEPARATION AGREEMENT, GENERAL RELEASE OF ALL CLAIMS, COVENANT NOT TO SUE (this "Agreement") is made and entered into as of the 6th day of November, 2002, by and between CTI MOLECULAR IMAGING, INC., a corporation formed under the laws of the State of Delaware (the "Company"), and FRED STUVEK, JR., a resident of the State of Tennessee ("Employee").

                                    RECITALS:

         A. Employee currently serves as the Senior Vice President of Sales and Marketing for the Company.

         B. Employee and the Company have agreed that it is in the best interests of Employee and the Company for Employee to terminate his employment with the Company.

         C. Employee and the Company desire to enter into this Agreement to set forth the terms of Employee's separation from the Company and Employee's release of all claims against the Company.


                                   AGREEMENTS:

         IN CONSIDERATION OF the foregoing recitals and the terms, covenants and conditions herein contained, the parties agree as follows:

         1. EFFECTIVE DATE OF TERMINATION. Employee acknowledges that Employee's employment with the Company shall be terminated effective January 17, 2003 (the "Termination Date"). Employee acknowledges and agrees that except for future payments expressly contemplated in this Agreement, the Company has met all of its obligations under all agreements with Employee governing his employment and/or compensation or benefits and that he has been paid all wages, bonuses, accrued benefits and other amounts due to him. The parties agree that, except for the payments specifically set forth in Section 2 and 3 of this Agreement, the Company owes no additional amounts to Employee for wages, commissions, back pay, severance pay, bonuses, accrued vacation, benefits, insurance, sick leave, other leave, or any other reason. The Company and Employee agree that this Agreement and the release referenced in Section 10 of this Agreement are intended to and shall settle and resolve all claims of whatever nature that Employee might have against the Company for whatever reason as of the date of this Agreement and as of the Termination Date.

         2. SEVERANCE PAY. If Employee performs the additional services provided for in Section 3 below, executes the release described in Section 10 upon Termination


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Date, and otherwise complies in all respects with this Agreement, the Company shall pay to Employee, from the Termination Date through November 5, 2003, an amount equal to Employee's current monthly salary as of the Termination Date when and as such salary would otherwise have been paid but for the termination ("Severance Pay"). Such pay will be subject to all applicable withholding taxes. If Employee properly elects and remains eligible for insurance coverage continuation for group medical insurance under applicable law and policy terms, the Company will continue to pay for such insurance benefits for Employee through November 5, 2003 (the "Insurance Benefits"); provided that the Company will deduct from Employee's monthly Severance Pay any premium amounts that are required to be paid by Employee for such Insurance Benefits as of the Termination Date, or such greater or lesser amount as shall be established from time to time by the Company in connection with offering medical insurance coverage to its employees. Notwithstanding the foregoing, in the event Employee accepts employment with another party, the Severance Pay payable to Employee shall be reduced by the amount of any compensation received by Employee from his new employer and the Company's obligations to provide the Insurance Benefits will immediately cease if Employee's new employer offers any form of health insurance coverage to its employees. Further, to the extent permitted by applicable law and the terms of the Company's group medical insurance policy, following November 5, 2003 Employee will have the option at Employee's expense to obtain COBRA continuation coverage for a period of up to eighteen (18) months as to any Company-provided medical plan in which he participates as of the Termination Date.

         3. ACCRUED VACATION. The parties acknowledge that Employee currently has 415.1 hours of accrued vacation. Between November 6, 2002 and the Termination Date (the "Vacation Period"), Employee will use all of his accrued vacation days. During the Vacation Period, Employee will still be employed by the Company and shall be paid his base salary and other benefits in place as of November 5, 2002. Such pay will be subject to all applicable withholding taxes and any premium amounts normally deducted from Employee's pay for benefits shall continue to be deducted during the Vacation Period. Employee shall receive payment for this accrued vacation on the Company's normal payroll dates. Throughout the Vacation Period, Employee shall be obligated to provide the Company with those services set forth below in Section 4.

         4. ADDITIONAL SERVICES. From the date of this Agreement through November 5, 2003, Employee shall, upon reasonable notice from the Company, do and perform the following:

                  a. Consult with the Company, when and as required by the Company, relating to Employee's activities and projects on behalf of the Company at anytime prior to November 5, 2002, including, without limitation, all negotiations and proposals in which he is involved with as of the date of this Agreement or as of November 5, 2002;

                  b. Consult with the Company and work with the Company's customers, when and as required by the Company, to facilitate the transition of such customers to other representatives of the Company;


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                  c.       If requested by the Company, travel to customer
meetings or sales presentations; and

                  d. Make himself reasonably available for phone consultations with representatives of the Company.

         5. NO DISPARAGEMENT. Employee will not hereafter at any time in any manner disparage or otherwise speak ill of the Company, its business, its products and services, its affiliates, its affiliates' products and services, or any of the Company's or any of its affiliates' members, managers, directors, officers, employees or other agents, to any person at any time. The Company will not hereafter at any time in any manner disparage or otherwise speak ill of Employee to any person at any time.

         6.       CTI SHARES AND OPTIONS.

                  a. Employee holds (i) 168,256 shares of the Company's Common Stock, (ii) qualified incentive stock options to acquire 66,880 shares (the "Qualified Options") of the Company's Common Stock, and (iii) non-qualified options to acquire 509,494 shares (the "Non-Qualified Options") of the Company's Common Stock. Following the date of this Agreement, Employee shall continue to comply with all existing restrictions and agreements related to such shares and options, including, but not limited to, all of the terms and conditions of the Company's existing stock option plans and all stock option agreements between Employee and the Company with respect to the Qualified Options and the Non-Qualified Options. Employee also agrees to comply with all terms and conditions of the Company's insider trading policy, as such policy may be amended from time to time, as well as all applicable federal and state securities laws in connection with the disposition of such shares.

                  b. The Company agrees that if it files a registration statement on Form S-1 with the Securities and Exchange Commission prior to April 15, 2003 to register shares for sale by the Company or any of its officers, directors or 5% shareholders, it shall use reasonable efforts to include in such registration statement the registration of up to that number of shares of the Company's Common Stock owned by Employee such that the net proceeds payable to Employee in connection with such offering shall equal the exercise price payable by Employee to exercise all outstanding options and the taxes to be paid by Employee in connection with such exercise; provided, however, the number of shares registered on behalf of Employee in such registration statement shall be subject to customary cutbacks by the Company's underwriters and the Company shall have the sole discretion to terminate any such registration statement without incurring any liability or further obligation to Employee. The proceeds to be received by Employee in connection with the sale of any of his shares in the offering shall be net of any underwriting discounts and commissions attributable to the sale of such shares. If Employee engages separate legal counsel in connection with any such registration statement, Employee will be responsible for the fees payable to such legal counsel. In the event the Company proceeds with a secondary public offering during


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calendar year 2003, Employee agrees to execute a lock-up agreement with the managing underwriters in substantially the same form as may be executed by the officers of the Company.

                  c. Employee agrees that on or before the 90th day following the Termination Date, he must exercise all of his Qualified Options and Non-Qualified Options and that any such options that are not exercised within this 90 day period shall be forfeited by Employee. Except as set forth in subparagraph (b) above, Employee agrees not to sell, transfer or dispose of any of his shares without the prior written consent of the Chief Executive Officer of the Company on or before January 17, 2003. Between January 17, 2003 and April 15, 2003, if the Company is not in registration or has not successfully completed a secondary public offering as contemplated in subparagraph (b) above, Employee shall be entitled to sell, subject to all applicable federal and state securities laws, that number of shares of Common Stock as is necessary for the net proceeds payable to Employee to equal the exercise price payable by the Employee to exercise all outstanding options and the tax to be paid by Employee in connection with such exercise. Employee agrees to notify the Company two (2) business days prior to the sale of more than 50,000 shares in any 30 day period. Following April 15, 2003, subject to all applicable federal and state securities laws, Employee shall be permitted to sell up to 25,000 shares of the Company's Common Stock in any 30 day period. Except as set forth herein, Employee agrees that at no time after the date of this Agreement and before January 16, 2004, will Employee sell more than 25,000 shares of the Company's Common Stock in any 30 day period without the prior written consent of the Company's Chief Executive Officer.

         7. RETURN OF MATERIALS. Employee agrees to return all documents, materials, equipment, keys, Company credit cards, financial information, customer information, Trade Secrets (as defined under applicable law), Confidential Information (as defined below in Section 11), cell phones, pagers, sales information, contracts, order information, correspondence relating to the Company, computer data and other materials and information relating to the Company or any of its affiliates and not to retain or provide to anyone else after the date of this Agreement any copies thereof. By executing this Agreement, Employee warrants and agrees that he will return all such information and materials to the Company on or before November 6, 2002.

         8. GENERAL RELEASE OF ALL CLAIMS AND POTENTIAL CLAIMS AGAINST COMPANY AND RELEASEES, AND COVENANT NOT TO SUE.

        In consideration of the payments made to him by the Company and the promises contained in this Agreement, Employee, on behalf of himself and his agents and legal representatives, hereby UNCONDITIONALLY RELEASES AND DISCHARGES Company and its respective successors, subsidiaries, parent companies, shareholders, lenders, advisors, assigns, affiliated companies, agents, representatives, attorneys, employees, officers, trustees and directors (collectively, the "Releasees") from all claims, liabilities, contracts, contractual obligations, attorneys' fees, demands and causes of action, whether known or unknown, fixed or contingent, that he may have or claim to


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have against Company or any of the Releasees for any reason as of the
Termination Date, and hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert any claim against any of the Releasees. This General Release and Covenant Not To Sue includes, but is not limited to, claims for infliction of emotional distress, claims for defamation, claims for personal injury of any kind, claims for breach of contract, claims for harassment and claims arising under federal, state, territorial or local laws prohibiting employment discrimination, claims growing out of any legal restrictions on the Company's rights to terminate its employees or to take any other employment action, whether statutory, contractual or arising under common law or case law and claims arising under or in connection with any agreement between the Company and Employee. Employee specifically acknowledges and agrees that he is releasing, in addition to all other claims, any and all rights under federal, state and territorial employment laws including without limitation the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. ss. 621, et seq. ("ADEA"), the Civil Rights Act of 1964 ("Title VII"), as amended (including amendments made through the Civil Rights Act of 1991), 42 U.S.C. ss. 2000e, et seq., 42 U.S.C. ss. 1981, as amended, the Americans With Disabilities Act ("ADA"), as amended, 42 U.S.C. ss. 12101, et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. ss. 701, et seq., the Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, 29 U.S.C. ss. 301, et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101, et seq., the Family and Medical Leave Act of 1993 ("FMLA"), as amended, 29 U.S.C. ss. 2601 et seq., the Fair Labor Standards Act ("FLSA"), as amended, 29 U.S.C. ss. 201 et seq. the Employee Polygraph Protection Act of 1988, 29 U.S.C. ss. 2001, et seq., all provisions of the law of Tennessee and the state, territorial and federal workers' compensation laws. Employee further agrees and acknowledges that any and all claims under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. ss. 621, et seq. ("ADEA") released by him herein do not include rights or claims that may arise after the date this Agreement is executed. Employee warrants that he has not filed any type of claim against the Company. Notwithstanding the foregoing, this General Release does not affect in any way any obligations, claims, rights to indemnification or causes of action arising out of or resulting from any breach by a party hereto of his or its obligations under this Agreement.

         9. GENERAL RELEASE OF ALL CLAIMS AND POTENTIAL CLAIMS AGAINST EMPLOYEE, AND COVENANT NOT TO SUE.

         In consideration of promises contained in this Agreement, the Company, on behalf of itself and its respective successors, subsidiaries, parent companies, shareholders, lenders, advisors, assigns, affiliated companies, agents, representatives, attorneys, employees, officers, trustees and directors, hereby UNCONDITIONALLY RELEASES AND DISCHARGES from all claims, liabilities, contracts, contractual obligations, attorneys' fees, demands and causes of action, whether known or unknown, fixed or contingent, that it may have or claim to have against Employee for any reason as of the Termination Date, and hereby AGREES NOT TO FILE A LAWSUIT or other legal claim or charge to assert any claim against Employee with respect thereto.


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

         10. GENERAL RELEASE OF ALL CLAIMS AND POTENTIAL CLAIMS AGAINST COMPANY AND RELEASEES, AND COVENANT NOT TO SUE TO BE EXECUTED UPON TERMINATION DATE.

         In consideration for the Severance Pay, and as a material precondition to Employee's receipt of the Severance Pay, Employee agrees that upon Termination Date he will execute a general release of the Company with substantially similar terms as Section 8 herein.

         11. CONFIDENTIALITY. As used in this Agreement, the term "Confidential Information" shall mean all information regarding the Company, the Company's activities, the Company's business or the Company's customers that is not generally known to persons not employed by the Company but that does not rise to the level of a Trade Secret and that is not generally disclosed by the Company practice or authority to persons not employed by the Company and is the subject of reasonable efforts to protect its confidentiality. "Trade Secrets" shall mean information defined as a trade secret by applicable law. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. For three (3) years following the date of this Agreement, Employee shall not directly or indirectly transmit or disclose any Confidential Information or Trade Secrets to any person, concern or entity, or make use of any such Confidential Information or Trade Secret, directly or indirectly, without the prior written consent of the Company; provided, however, that Trade Secrets shall not lose protection at the end of the above-described three (3) year period but shall remain protected for so long as they remain Trade Secrets. Nothing in this Agreement shall restrict any definition, protection or right of the Company regarding trade secrets or other confidential or proprietary information under federal, state or local law.

        12. CONFIDENTIALITY OF THIS AGREEMENT. The provisions of this Agreement shall be held in strictest confidence by Employee and Employee shall not publicize or disclose it in any manner whatsoever; provided, however, that Employee may disclose this Agreement: (a) to Employee's immediate family; (b) to Employee's attorney, accountant, and financial advisor; and (c) as required by order of a court of competent jurisdiction or as otherwise required by law. The Company shall not be restricted from disclosing the terms of this Agreement in any filing made by the Company with the Securities and Exchange Commission or in any press release, if any, issued by the Company in connection with Employee's termination; provided, that Employee will be permitted to review any such press release prior to its issuance by the Company.

         13. COMPETITION. Employee acknowledges that as Senior Vice President of Sales and Marketing for the Company, he was responsible for sales and marketing of the Company's products and services on a world-wide basis. Further, in consideration for the Severance Pay, the Employee covenants and agrees that prior to December 31, 2004 he will not, without the prior written consent of the Chief Executive Officer of the Company, directly or indirectly:
(i) own, manage, operate, control or participate in, or be


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associated with as a director, officer, shareholder (other than holding less than 5% of the outstanding equity securities of any company having securities that are listed on a national securities exchange), partner, joint venture, employee, consultant or otherwise, any business engaged in the manufacture, development, distribution or sale of positron emission tomography scanners or equipment on a world-wide basis (hereinafter referred to as a "Prohibited Business"); (ii) become financially interested in any person or entity engaged in any such Prohibited Business; or (iii) solicit or attempt to solicit any person who at the time of such solicitation or attempted solicitation is an employee of the Company either to work for the Employee personally or on behalf of any other person or entity whether or not engaged in a Prohibited Business.

         14.      MISCELLANEOUS.

                  a. The Company and Employee hereby agree to execute any and all other documents necessary to carry out the purposes of this Agreement.

                  b. This Agreement contains the entire agreement and understanding of the parties. Employee acknowledges that no representations of any kind or character have been made by the Company to induce him to execute no other promise or agreement of any kind has been made to him by any person or entity whatsoever to cause him to sign this Agreement except as expressly stated herein, and that the only consideration for his execution of this Agreement is as set forth herein.

                  c. The provisions of this Agreement are severable; if any part of this Agreement is determined to be unenforceable, the remaining provisions shall remain in force and effect.

                  d. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, successors and assigns.

                  e. This Agreement shall be governed by, and construed in accordance with the laws of the State of Tennessee.

                  f. Any notices given pursuant to this Agreement shall be sent by telecopier (with confirming copy by mail), by hand delivery, by certified mail return receipt requested, or by nationally recognized overnight delivery service, addressed as follows:


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If to the Company, to:                      CTI Molecular Imaging, Inc.
                                            810 Innovation Drive
                                            Knoxville, Tennessee 37932
                                            Attn:  Terry D. Douglass, Ph.D.
                                            Telecopier:  423-675-3048

If to Employee, to:                         Fred Stuvek, Jr.
                                            12229 Ansley Court
                                            Knoxville, Tennessee  37922

                  g. Any disputes between or among any of the Company and Employee hereunder will be submitted to, and resolved by, binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration proceedings shall take place in Knoxville, Tennessee. The arbitrator or arbitration panel shall have the authority, in his or its discretion, to award reasonable attorneys fees and other expenses to the prevailing party. Judgment may be entered on the arbitration award by any court having jurisdiction; any such judgment shall be final and binding.

                  h. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

                  i. Employee acknowledges that he has a period of twenty-one (21) days in which to consider the terms of this Agreement. Further, he acknowledges that he has been advised to discuss the terms of this Agreement with an attorney (at his own expense) before signing it. Employee acknowledges that he may revoke the terms of this Agreement at any time within seven (7) days after the date this Agreement is executed by Employee, and the terms of this Agreement are not effective or enforceable until this seven (7) day period has expired.

         EMPLOYEE HAS READ THE FOREGOING AGREEMENT, FULLY UNDERSTANDS IT AND, AFTER THE OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL, HAS VOLUNTARILY EXECUTED IT ON THE DATE SET FORTH ABOVE.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                                            COMPANY:
                                            CTI MOLECULAR IMAGING, INC.


                                            By:  /s/ Terry D. Douglass, Ph.D.
                                                 ------------------------------
                                                 Terry D. Douglass, Ph.D.
                                                 Chairman and CEO


                                            EMPLOYEE:


                                            /s/ Fred Stuvek, Jr.
                                            -----------------------------------
                                            FRED STUVEK, JR.


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